EXHIBIT 99.1

NEWS RELEASE

BIOFUEL APPOINTS NEW CFO

DENVER, COLORADO — MAY 22, 2008 — BIOFUEL ENERGY CORP. (NASDAQ:BIOF), a development stage ethanol production company, today announced that Kelly G. Maguire would become its Vice President-Finance and Chief Financial Officer.  Mr. Maguire will replace David J. Kornder in that capacity.   Mr. Kornder is resigning to pursue an opportunity to become the Chief Executive of an oil and gas company.  Mr. Kornder will remain with the Company through June 30th and has agreed to make himself available thereafter to the extent required and practical.

       Mr. Maguire is currently the Executive Vice President of Pendum, Inc., a privately held company with roughly 2,800 employees servicing 60,000 automated teller machines (ATM’s) nationwide.  Mr. Maguire served as Pendum’s Chief Financial Officer from 2000 to 2006.  Previously, he served as Chief Financial Officer of TMJ Implants Inc, a medical device manufacturer from 1996 to 2000.  Mr. Maguire began his career with Deloitte & Touche, LLP, spending almost 10 years in the audit area.  Mr. Maguire received his B.A. degree in Accounting from the University of North Dakota.

Commenting on the announcement, Thomas J. Edelman, the Company’s Chairman, said “We are delighted Kelly will be joining BioFuel’s management.  He has had extensive financial and accounting experience and has served as a senior executive of two impressive companies.  We consider ourselves lucky to have found him.  While we are disappointed to lose Dave Kornder, we wish him unlimited success in his new venture.  Over the past sixteen months, Dave again proved indispensable.  During his brief tenure at BioFuel, he has played an invaluable role in getting us to the brink of operations.”

This release contains certain forward-looking statements within the meaning of the Federal securities laws.  Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks.  Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of whether, or the times by which, our performance or results may be achieved.  Factors that could cause actual results to differ from those anticipated are discussed in our Exchange Act filings and our Annual Report on Form 10-K.

BioFuel Energy is a development stage company currently engaged in constructing two 115 million gallons per year ethanol plants in the Midwestern corn belt.  The Company’s goal is to become a leading ethanol producer in the United States by acquiring, developing, owning and operating ethanol production facilities.

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Contact:	David J. Kornder	For more information:
	Executive Vice President &	www.bfenergy.com
Chief Financial Officer
(303) 592-8110
dkornder@bfenergy.com